Exhibit 99.1

KMG Chemicals, Inc.

FOR IMMEDIATE RELEASE

KMG CHEMICALS ACQUIRES PENTACHLOROPHENOL ASSETS FROM
OCCIDENTAL CHEMICAL CORPORATION

HOUSTON, TX — June 7, 2005 — KMG Chemicals, Inc. (NASDAQ Small Cap: KMGB), a global provider of specialty chemicals in carefully focused markets, today announced that it has acquired certain assets used in the manufacture and sale of pentachlorophenol (“penta”) from a wholly owned subsidiary of Occidental Chemical Corporation.  Terms were not disclosed.

“Occidental acquired these penta assets when it recently purchased Vulcan Chemicals, but decided against entering the penta business.  We believe our acquisition of certain manufacturing equipment and intangible assets associated with the penta business is indicative of the commitment we have to this market,” said David Hatcher, KMG’s Chairman and CEO.

Penta is currently manufactured and sold by KMG to the majority of wood treaters in North America who use the product to treat utility poles that are then sold to electric and telecommunications companies.

“We believe our penta revenues are going to increase by over $3 million per year.  More importantly, we anticipate achieving greater operating efficiencies as a result of increased throughput at our penta plant,” continued Hatcher.  “The equipment included in this acquisition will be used to back-up KMG’s existing penta plant, thereby assuring security-of-supply for this important wood preservative.”

KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals to carefully focused markets.  The company grows by acquiring and managing stable chemical product lines and businesses.  Its wholly owned subsidiary, KMG Bernuth, Inc. is a global provider of products to the wood treating and agricultural industries.  For more information, visit the company’s web site at www.kmgchemicals.com.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, the impact of competitive services and pricing and general economic risks and uncertainties.

10611 Harwin Drive, Suite 402, Houston, Texas 77036-1534

Voice: 713.988.9252  Fax: 713.988.9298  •  Web: www.kmgchemicals.com  Nasdaq: KMGB

Contacts:

John V. Sobchak

Chief Financial Officer

KMG Chemicals, Inc.

713-988-9252 (x.114)

jsobchak@kmgchemicals.com

www.kmgchemicals.com

Investor Relations Counsel:

The Equity Group Inc.

Lauren Barbera

212-836-9610

LBarbera@equityny.com

www.theequitygroup.com

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